Exhibit 99.1

Press Release	Source: Lincare Holdings Inc.

Lincare Holdings Inc. Announces First Quarter 2008 Financial Results

Monday April 21, 4:30 pm ET

CLEARWATER, Fla., April 21 /PRNewswire-FirstCall/ — Lincare Holdings Inc. (Nasdaq: LNCR - News), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, revenues were $415.4 million, a 10% increase over revenues of $378.5 million for the first quarter of 2007. The Company estimates that the increase in net revenues was comprised of approximately 11% internal growth, partially offset by Medicare price reductions of approximately 1% taking effect in 2008. Net income for the quarter ended March 31, 2008, was $60.7 million compared to net income of $53.9 million for the first quarter of 2007. Diluted earnings per share were $0.79 for the quarter ended March 31, 2008, compared with $0.59 diluted earnings per share for the comparable prior year period.

Lincare added 10 new operating centers in the first quarter derived from internal development. The total number of Lincare locations expanded to 1,029 at the end of the first quarter.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the first quarter of 2008. We continue to gain market share in our core respiratory business while controlling costs and reinvesting capital to sustain growth.”

Lincare generated $126.4 million of cash from operating activities during the quarter and invested $29.5 million in net capital expenditures. The Company repurchased 1,009,250 shares of its common stock during the quarter for $35.2 million and common shares outstanding at March 31, 2008 were 73,206,626 shares. As of March 31, 2008, total debt outstanding was $828.2 million, cash and short-term investments were $104.2 million and long-term investments were $98.1 million. During the first quarter of 2008, the Company reclassified $98.1 million of auction rate securities from short-term to long-term investments at fair value due to recent liquidity disruptions in the auction markets for such securities.

As a result of recent developments affecting Medicare reimbursement for certain respiratory drugs, the Company is revising its previous guidance for the expected impact on the Company’s revenues from Medicare price reductions taking effect in 2008. The Company now estimates that revenues in 2008 will be negatively impacted by approximately $100 million compared with its previous guidance of $65 million to $70 million of Medicare price reductions.

On April 10, 2008, the Durable Medical Equipment Medicare Administrative Contractors (DME MACs) issued a revision of the Nebulizer Local Coverage Determination (LCD) that effectively eliminates coverage for certain respiratory drugs dispensed by the Company’s pharmacies to its customers. The effective date of the revised coverage policy is July 1, 2008. The Company’s previous guidance took into account anticipated reductions in payment amounts for respiratory drugs arising from continued fluctuations in average sales price data used by the Centers for Medicare and Medicaid Services to establish quarterly payment rates and from mandated adjustments to the calculation methodology used to price such drugs effective April 1, 2008, the continuing effect of changes in the payment methodology for items of durable medical equipment in the capped rental payment category which began to take effect in 2007, the impact from the commencement of a competitive acquisition program in ten large metropolitan markets beginning on July 1, 2008 and a 0.4% increase in the monthly payment amount for stationary oxygen equipment which took effect on January 1, 2008. Based on the expected timing of the implementation of the reimbursement changes, the Company now estimates that 24% of the impact will be realized in the first half of 2008 and 76% will be realized in the second half of 2008. These estimates are subject to change as more information becomes available to the Company and the Company assumes no obligation to update these estimates after the date of this release.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to nearly 700,000 customers in 47 states.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	March 31, 2008	March 31, 2007
Net revenues	$415,420	$378,459
Costs and expenses:
Costs of goods and services	97,587	88,134
Operating expenses	96,278	91,884
Selling, general and administrative expenses	82,195	76,367
Bad debt expense	6,231	5,677
Depreciation expense	29,509	25,901
Amortization expense	55	67
Operating income	103,565	90,429

Interest expense, net	4,824	4,376
Income before income taxes	98,741	86,053

Income taxes	38,081	32,158
Net income	$60,660	$53,895

Basic earnings per common share	$0.83	$0.62
Diluted earnings per common share	$0.79	$0.59
Weighted average number of common shares outstanding	72,860,036	86,400,977
Weighted average number of common shares and common share equivalents outstanding	78,304,126	93,179,867

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	March 31, 2008	December 31, 2007
Cash and Investments	$202,271	$149,957
Accounts Receivable, Net	212,887	198,918
Current Assets	328,722	366,211
Total Assets	1,990,880	1,928,364
Current Liabilities	459,575	438,474
Total Debt	828,171	838,207
Stockholders’ Equity	763,892	733,788